UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14C

(Rule 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

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☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

Voltari Corporation

(Name of Registrant as Specified in Its Charter)

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601 West 26th Street, Suite 415

New York, NY 10001

212-388-5500

August 7, 2014

To the Holders of Series J Preferred Stock:

This letter is to inform you that an Information Statement is being furnished to the holders of 13% Redeemable Series J Preferred Stock (the “Series J Preferred Stock”) of Voltari Corporation, a Delaware corporation (“Voltari” or the “Company”), in connection with the approval of an amendment to Exhibit A to the Company’s Amended and Restated Certificate of Incorporation allowing for the declaration and distribution of dividends on securities of the Company that are junior to the Series J Preferred Stock consisting solely of warrants or other rights to acquire, against the payment of a cash purchase price to the Company, newly issued shares of the Company’s common stock, $0.001 par value per share without the prior declaration or setting apart for payment of dividends on the Series J Preferred Stock.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

THIS IS NOT A NOTICE OF SPECIAL MEETING OF STOCKHOLDERS AND NO

STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

Your vote or consent is not requested or required to approve this matter. Only holders of record of our Series J Preferred Stock at the close of business on June 16, 2014 shall be provided a copy of the Information Statement. The accompanying Information Statement is provided solely for your information.

Regards,

Richard Sadowsky
Acting Chief Executive Officer

601 West 26th Street, Suite 415

New York, NY 10001

212-388-5500

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

THIS IS NOT A NOTICE OF SPECIAL MEETING OF STOCKHOLDERS AND NO

STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

We are distributing this Information Statement (the “Information Statement”) to the holders (the “Preferred Stockholders”) of our 13% Redeemable Series J Preferred Stock (the “Series J Preferred Stock”) in full satisfaction of any notice requirements we may have under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and applicable Delaware law. We will not undertake any action with respect to the receipt of written consents, and no appraisal or dissenters’ rights under the Delaware General Corporation Law are afforded to our Preferred Stockholders as a result of the adoption of the resolutions discussed herein.

This Information Statement is being mailed on or about August 11, 2014 to the holders of record at the close of business on June 16, 2014 (the “Record Date”) of our Series J Preferred Stock. The Company anticipates that the actions to be taken pursuant to the written consent will be taken on or about August 31, 2014, 20 days after the mailing of this Information Statement.

This Information Statement is being provided in connection with an action by written consent in lieu of a special meeting of the Preferred Stockholders for the following purpose:

To amend Section 3(ii) of Exhibit A to our Amended and Restated Certificate of Incorporation (the “Series J Designations”) in order to allow the declaration and distribution of dividends on securities of the Company that rank junior to the Series J Preferred Stock (“Junior Shares”) consisting solely of warrants or other rights to acquire newly issued shares of the Company’s common stock, $0.001 par value per share (“Common Stock”), against the payment of a cash purchase price to the Company, (“Specified Junior Shares Dividends”) without declaration or setting apart for payment of dividends on the Series J Preferred Stock.

Both the written consent of the Preferred Stockholders and the Form of Certificate of Amendment to our Amended and Restated Certificate of Incorporation (the “Amendment”) are attached as Annex I and Annex II, respectively, to this Information Statement. The affirmative vote or written consent of the holders of a majority in voting power of our outstanding Series J Preferred Stock is required to approve the Amendment. Each holder of Series J Preferred Stock is entitled to one vote for each share of Series J Preferred Stock held. The date for purposes of determining the holders of outstanding shares of Series J Preferred Stock entitled to receive this Information Statement is the close of business on the Record Date. As of the Record Date, the Company had

1,200,000 shares of Series J Preferred Stock authorized, of which 1,199,643 were outstanding and all of which are entitled to vote on the Amendment.

Koala Holding LP (the “Consenting Stockholder”), an entity affiliated with Carl C. Icahn, which owns 977,136 shares of our outstanding Series J Preferred Stock, executed a written consent on July 18, 2014, in favor of the Amendment described above. The Consenting Stockholder’s holdings represent approximately 81.45% of the total outstanding shares of our Series J Preferred Stock, which is sufficient to take the action to amend the Series J Designations. Other entities affiliated with Carl C. Icahn beneficially own an additional 168,995 shares of our outstanding Series J Preferred Stock, which they hold in street name. For more information, see “Security Ownership of Certain Beneficial Owners and Management” and “Interests of Certain Persons” below. We do not intend to solicit any proxies or consents from any other Preferred Stockholders in connection with this action.

Section 228(a) of the Delaware General Corporation Law provides that any action that may be taken at any annual or special meeting of stockholders may be taken without a meeting and without prior notice if a consent in writing setting forth the action taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action. In order to eliminate the costs and management time involved in obtaining proxies and in order to effect the above actions as early as possible in order to accomplish the purposes hereafter described, our board of directors determined to seek, and has obtained, the written consent of the Consenting Stockholder who owns shares representing a majority of our outstanding shares of Series J Preferred Stock, voting as a single class. The Company anticipates that the actions to be taken pursuant to such written consent will be taken on or about August 31, 2014, 20 days after the mailing of this Information Statement. You are urged to read this Information Statement in its entirety for a description of the actions taken by the Consenting Stockholder.

Pursuant to Section 228(e) of the Delaware General Corporation Law, we are required to provide prompt notice of the taking of the corporate action without a meeting to the Preferred Stockholders of record who have not consented in writing to such action. This Information Statement is intended to provide such notice. No dissenters’ or appraisal rights under the Delaware General Corporation Law are afforded to our Preferred Stockholders as a result of the approval of the resolutions.

This Information Statement is being distributed pursuant to the requirements of Section 14(c) of the Exchange Act.

The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our Series J Preferred Stock held of record by them and will reimburse such persons for their reasonable charges and expenses in connection therewith.

AMENDMENT TO THE SERIES J DESIGNATIONS

Overview

The Consenting Stockholder has approved resolutions authorizing a proposed amendment to our Amended and Restated Certificate of Incorporation. Once effective, the Amendment will allow us to declare and distribute Specified Junior Shares Dividends without the prior declaration or setting apart for payment of dividends on the Series J Preferred Stock. We intend to file the Amendment with the Secretary of State of Delaware on or about August 31, 2014, 20 days after the mailing of this Information Statement. We expect the Amendment to become effective on that date.

Amendment to Series J Preferred Designations

Pursuant to the Series J Designations, which sets forth the rights, privileges and restrictions granted to and imposed on the Series J Preferred Stock, the Series J Preferred Stock ranks senior to our common stock, $0.001 par value per share (the “Common Stock”), with respect to rights to participate in dividends, distributions and certain other payments. The Series J Designations further provides that the Company may only declare or set apart dividends on Junior Shares after it has set apart for payment a sum sufficient to pay the next quarterly dividend on the Series J Preferred Stock in full.

These dividend provisions provide Preferred Stockholders with the right to share in the Company’s earnings prior to any distribution of those earning to holders of Junior Shares. The Specified Junior Shares Dividends described herein, however, would not provide the holders of Junior Shares with any portion of the Company’s earnings, but rather, give those stockholders the opportunity to acquire additional Common Stock against cash payment to the Company. The issuance of Specified Junior Shares Dividends would not diminish the rights of Preferred Stockholders to participate in the earnings and profits of the Company and may improve the Company’s ability to raise additional capital in the future from holders of Junior Shares.

Our board of directors determined that it was in the best interests of the Company and our stockholders to amend the Series J Designations to permit the Specified Junior Shares Dividends. Our board of directors approved the Amendment by written consent dated July 18, 2014 and recommended it for approval by the Preferred Stockholders. Based on such recommendation, the Consenting Stockholder adopted such Amendment by written consent on July 18, 2014.

Once this Amendment takes effect, which we anticipate will be 20 days after the mailing of this Information Statement, we will be permitted to declare and issue Specified Junior Shares Dividends without declaring or setting apart of payment of dividends on the Series J Preferred Stock. As a result of this Amendment, we expect that we will have increased ability to raise additional capital in the future.

OTHER INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth, as of June 16, 2014, certain information regarding the ownership of our capital stock, by (1) each person known to us to beneficially own 5% or more of Common Stock; (2) each of our named executive officers; and (3) all of our executive officers and directors as a group. This information is based upon information received from or on behalf of the named individuals or from publicly available information and filings by or on behalf of those persons with the SEC.

Beneficial ownership, which is determined in accordance with the rules and regulations of the SEC, means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of our Common Stock. The percentage of our Common Stock beneficially owned by a person or entity assumes that the person or entity has exercised all options and warrants and converted all convertible securities, the person or entity holds that are exercisable or convertible within 60 days of June 16, 2014, and that no other person or entity exercised any of their options or warrants or converted any of their convertible securities. Except as otherwise indicated below or in cases where community property laws apply, to our knowledge, the persons and entities named in the table possess sole voting and investment power over all shares of Common Stock shown as beneficially owned by the person or entity. The percentage of shares beneficially owned is based upon 4,698,108 shares of Common Stock and 1,199,643 shares of Series J Preferred Stock outstanding as of June 16, 2014. All share numbers listed below have been adjusted to reflect the one-for-ten reverse stock split implemented on April 23, 2013.

Common Stock

Name	Amount and Nature of Beneficial Ownership	Percent of Class
Entities affiliated with Carl C. Icahn (1)	1,746,627	30.3%
c/o Icahn Associates Corp. 767 Fifth Avenue, 46th Floor New York, NY 10153

Directors and Named Executive Officers:
Hunter C. Gary (2)	16,249	*
Brett M. Icahn (3)	18,118	*
James L. Nelson (4)	8,601	*
Jay A. Firestone (5)	16,901	*
Kevin Lewis (6)	8,503
Richard Stalzer	(7)	(7)
Richard Sadowsky (8)	1,406	*
John Breeman (9)	0
All directors and executive officers as a group (7 persons) (10)	69,778	1.5%

*	Less than one percent of the outstanding shares of our common stock
(1)	Information in the table and this footnote is based upon information contained in a Schedule 13D filed with the SEC on October 19, 2012 by Mr. Carl C. Icahn and includes 1,068,424 shares of common stock issuable upon exercise of warrants beneficially owned by entities affiliated with Mr. Carl C. Icahn. As of October 11, 2012, Mr. Carl C. Icahn had shared voting power and shared dispositive power with regard to 678,203 shares.
(2)	Includes 8,503 shares of restricted stock granted on August 12, 2013 and 7,746 shares of common stock.
(3)	Includes 8,503 shares of restricted stock granted on August 12, 2013 and 9,615 shares of common stock.
(4)	Includes 8,503 shares of restricted stock granted on August 12, 2013 and 98 shares of common stock.
(5)	Includes 8,503 shares of restricted stock granted on August 12, 2013 and 8,398 shares of common stock.
(6)	Represents shares of restricted stock granted on August 12, 2013.
(7)	On December 18, 2013 Mr. Stalzer’s employment terminated and, as such, we are unable to determine Mr. Stalzers’s beneficial ownership.
(8)	In connection with the start of his employment, on January 1, 2013, the Compensation Committee issued to Mr. Sadowsky options to purchase 22,500 shares of common stock.
(9)	In connection with the start of his employment, on November 6, 2013, the Compensation Committee issued to Mr. Breeman options to purchase 10,000 shares of common stock.
(10)	All directors and executive officers as a group does not include Mr. Stalzer.

Series J Preferred Stock

Name	Amount and Nature of Beneficial Ownership	Percent of Class
Entities affiliated with Carl C. Icahn (1)	1,146,131	95.5%
c/o Icahn Associates Corp. 767 Fifth Avenue, 46th Floor New York, NY 10153

Directors and Named Executive Officers:
Hunter C. Gary	0	0%
Brett M. Icahn	0	0%
James L. Nelson	0	0%
Jay A. Firestone	0	0%
Kevin Lewis	0	0%
Richard Stalzer	(2)	(2)
Richard Sadowsky	0	0%
John Breeman	0	0%
All directors and executive officers as a group (7 persons) (3)*	0	0%

*	Less than one percent of the outstanding shares of our Series J preferred stock
(1)	Information in the table and this footnote is based upon information contained in a Schedule 13D filed with the SEC on October 19, 2012 by Mr. Carl C. Icahn.
(2)	On December 18, 2013 Mr. Stalzer’s employment terminated and, as such, we are unable to determine Mr. Stalzer’s beneficial ownership.
(3)	All directors and executive officers as a group does not include Mr. Stalzer.

INTERESTS OF CERTAIN PERSONS

In addition to Mr. Carl C. Icahn’s holdings of Series J Preferred Stock, as of the Record Date, he beneficially owned approximately 30.3% of the Company’s outstanding shares of Common Stock and controlled approximately 14.4% of the voting power of our Common Stock. Mr. Brett M. Icahn, a director of the Company, is the son of Mr. Carl C. Icahn, and Mr. Hunter C. Gary, a director of the Company, is married to Mr. Carl C. Icahn’s wife’s daughter. Both Mr. Brett M. Icahn and Mr. Gary approved the Amendment. With the exception of Mr. Brett M. Icahn and Mr. Gary, no director, officer, associate of any officer or director has any interest, direct or indirect, by security holdings or otherwise, in the Amendment that is not shared by the majority of holders of Preferred Stock or the majority of holders of our Common Stock.

CERTAIN RELATIONSHIPS, RELATED PARTY TRANSACTIONS AND DIRECTOR INDEPENDENCE

Arrangement with Insight Portfolio Group LLC (formerly known as Icahn Sourcing, LLC)

Icahn Sourcing, LLC (“Icahn Sourcing”) was formed in order to maximize the potential buying power of a group of entities with which Mr. Carl C. Icahn has a relationship in negotiating with a wide range of suppliers of goods, services and tangible and intangible property at negotiated rates. The Company was a member of the buying group in 2012 and 2013. Prior to December 31, 2012 the Company did not pay Icahn Sourcing any fees or other amounts with respect to the buying group arrangement. Effective January 1, 2013 Icahn Sourcing restructured its ownership and changed its name to Insight Portfolio Group LLC (“Insight Portfolio Group”). In connection with the restructuring, a number of other entities with which Mr. Carl C. Icahn has a relationship acquired equity interests in Insight Portfolio Group and also agreed to pay certain of Insight Portfolio Group’s operating expenses. The Company pays a fee of $50,000 per year for the services of Insight Portfolio Group.

Term Loan

We entered into a $20.0 million term loan with High River on September 16, 2011, and subsequently amended the terms on November 14, 2011 and February 28, 2012. The term loan accrued interest at 9% per year, which was paid-in-kind quarterly through capitalizing interest and adding it to the principal balance, was secured by a first lien on substantially all of our assets and was guaranteed by two of Motricity’s subsidiaries, mCore International and Motricity Canada. On May 10, 2012, we further amended the terms of the term loan and High River agreed to provide us with a $5 million revolving credit facility. No amounts were borrowed under the revolving credit facility which was terminated upon the completion of our rights offering on October 11, 2012. We repaid the term loan in full, approximately $23.8 million in principal and accrued interest, on August 19, 2013.

High River is beneficially owned by Carl C. Icahn, who, as of April 24, 2014, beneficially owned approximately 30.3% of the Company’s outstanding shares of Common Stock, controls approximately 14.4% of the voting power of our Common Stock and beneficially owns approximately 95.5% of our Series J Preferred Stock. Brett M. Icahn, a director of the Company, is the son of Carl C. Icahn, and Hunter C. Gary, a director of the Company, is married to Carl C. Icahn’s wife’s daughter. The term loan, as amended, was unanimously approved by a committee comprised of disinterested directors of the Company’s board of directors.

2012 Rights Offering

On July 24, 2012, we launched a rights offering pursuant to which we distributed to holders of record of our Common Stock at the close of business on July 23, 2012 one transferable subscription right per share of Common Stock owned. Each subscription right, subject to certain limitations, entitled the holder thereof to subscribe for a unit consisting of 0.02599 shares of Series J Preferred Stock and 0.21987 warrants to purchase a share of Common Stock at a subscription price of $0.65 as well as an over-subscription right. Mr. Carl C. Icahn and his affiliates were given the opportunity to participate in the rights offering on the same terms and conditions as all of our other stockholders. Mr. Carl C. Icahn and his affiliates collectively exercised their basic subscription right and over-subscription right in full. The rights offering was fully subscribed and closed on October 11, 2012. We received approximately $27.8 million in net proceeds from the rights offering. Immediately following the consummation of the rights offering, Mr. Carl C. Icahn beneficially owned approximately 30.4% of the Company’s Common Stock and controlled approximately 14.5% of the voting power of its Common Stock, and held 1,146,131 shares of Series J Preferred Stock, or approximately 95.5% of that class of stock, which class has limited voting rights.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file or furnish annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and amendments to those reports pursuant the Securities Exchange Act of 1934, as amended, with the U.S. Securities and Exchange Commission. Stockholders can read our SEC filings, including this Information Statement, over the Internet at the SEC’s website at http://www.sec.gov. Stockholders may also read and copy any document we file with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580 Washington, D.C., 20549. Stockholders may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330 and may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

If stockholders would like additional copies of this Information Statement or have questions about the Information Statement, you should contact us by telephone or in writing:

Voltari Corporation

601 West 26th Street, Suite 415

New York, NY 10001

Attention: Corporate Secretary

212-388-5500

Only one Information Statement is mailed to multiple Preferred Stockholders sharing the same address unless we receive contrary instructions from one or more of the stockholders. We will undertake to deliver promptly upon written or oral request a separate copy of the Information Statement to a Preferred Stockholder at a shared address to which a single copy of the document was delivered. Please send requests for additional Information Statements to the person and address noted above. If multiple Preferred Stockholders sharing an address have received one copy of this Information Statement and would prefer us to mail each Preferred Stockholder a separate copy of future mailings, you may send notifications to the person and address noted above. If multiple Preferred Stockholders sharing the same address are receiving multiple copies of Information Statements or SEC reports and only wish to receive one copy at such address, please send such request to the person and address noted above.

Annex I

WRITTEN CONSENT IN LIEU OF SPECIAL MEETING

OF THE HOLDERS OF 13% REDEEMABLE SERIES J PREFERRED STOCK

OF VOLTARI CORPORATION

The undersigned, being the holders of a majority of the outstanding shares of 13% Redeemable Series J Preferred Stock of Voltari Corporation, a Delaware corporation (the “Company”), acting without a meeting pursuant to Sections 228 and 242 of the Delaware General Corporation Law and the By-laws of the Company, hereby waive any notice requirement and consent in writing to the adoption of the following resolutions:

WHEREAS:	The Company’s Board of Directors (the “Board”) has approved an amendment to the Company’s Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit A (the “Charter Amendment”).

WHEREAS:	The Board of Directors of the Company has submitted and recommended the Charter Amendment, in the form attached hereto, to the undersigned stockholder for its adoption and approval.

NOW, THEREFORE, BE IT:

RESOLVED:	That the Charter Amendment be, and it hereby is, adopted and approved in all respects.

RESOLVED:	That the filing of the Charter Amendment with the Secretary of State of the State of Delaware be, and it hereby is, authorized and approved.

RESOLVED:	That the officers of the Company be, and they hereby are, authorized and directed to take or cause to be taken such other actions, and to execute such further agreements, documents and instruments as may be necessary or appropriate to effect these resolutions and all other transactions contemplated hereby, including the payment of any requisite fees and franchise taxes in connection therewith, and to carry out the intent and accomplish the purpose of the foregoing resolutions, and all such actions heretofore taken by such officers in connection herewith are hereby approved.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned holder of 13% Redeemable Series J Preferred Stock of the Company has duly executed this written consent on the date set forth below.

KOALA HOLDING LP By: Koala Holding GP Corp.

By:	/s/ Edward E. Mattner	Date:	July 18, 2014
Name:	Edward E. Mattner
Title:	Authorized Signatory

[Signature Page to Written Consent of Series J Preferred Stockholders]

EXHIBIT A

CHARTER AMENDMENT

Annex II

FORM OF

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

VOLTARI CORPORATION

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Voltari Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST:     That the name of this corporation is Voltari Corporation, that this corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) on December 14, 2012 under the name Mobile Systems Corp. and that the name of the Corporation was changed to Voltari Corporation on January 16, 2013. The certificate of incorporation, as amended, was amended and restated in its entirety on February 8, 2013.

SECOND:     That this Certificate of Amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the DGCL. The Board of Directors of the Corporation, on July 18, 2014, duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment and directed that the proposed amendment be considered by the holders of the Corporation’s 13% Redeemable Series J Preferred Stock (the “Preferred Stockholders”). In lieu of a meeting and vote of the Preferred Stockholders, the necessary number of Preferred Stockholders have provided written consent in favor of said amendment in accordance with the provisions of Section 228 of the DGCL.

THIRD:     The Amended and Restated Certificate of Incorporation is hereby amended by replacing in its entirety Section 3(ii) of Exhibit A thereto to read as follows:

“If any shares of Series J Preferred Stock are outstanding, unless the full amount of the next Dividend Payment has been declared and a sum sufficient to pay it in full in cash has been set apart for payment, no dividends shall be declared or set apart for payment on any Junior Shares, provided that the Company may declare or set apart for payment dividends consisting solely of warrants or other rights to acquire, against the payment of a cash purchase price to the Company, newly issued Common Stock without the prior declaration or setting apart for payment dividends on the Series J Preferred Stock.”

[Signature Page Follows]

IN WITNESS WHEREOF, said Voltari Corporation has caused this Certificate to be signed by a duly authorized officer of this Corporation on the ___ day of ________, 2014.

VOLTARI CORPORATION

By:
Name:	Richard Sadowsky
Title:	Acting Chief Executive Officer